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                                                                  EXHIBIT 10 (E)

                               EATON CORPORTATION
                         2007 ANNUAL REPORT ON FORM 10-K
                                   ITEM 15 (B)

                  2005 NON-EMPLOYEE DIRECTOR FEE DEFERRAL PLAN
                               (2008 RESTATEMENT)

                                   I. PURPOSE

     The 2005 Non-Employee Director Fee Deferral Plan (the "Plan") enables each Director of Eaton Corporation ("Eaton" or the "Company") who is not employed by the Company to defer receipt of fees that may be payable to him or her for future services as a member of the Board of Directors of the Company (the "Board") or as Chair or as a member of any committee of the Board. The purpose of the Plan is to help attract and retain highly qualified individuals to serve as members of the Company's Board of Directors and as members of committees thereof.

                                 II. ELIGIBILITY

     All members of the Board who are not employed by the Company are eligible to participate in the Plan with respect to amounts earned as fees for services as a member of the Board or as Chair or a member of any committee of the Board.

                                III. DEFINITIONS

     The terms used herein shall have the following meanings:

     Account - A bookkeeping account established by Eaton for a Participant to which may be credited Deferred Fees and earnings or losses thereon.

     Agreement - A written agreement between Eaton and a Participant deferring the receipt of Fees and indicating the term of the deferral.

     Beneficiary - The person or entity designated in writing executed and delivered by the Participant to the Committee. If that person or entity is not living or in existence at the time any unpaid balance of Deferred Fees becomes due after the death of a Participant, the term "Beneficiary" shall mean the Participant's estate or legal representative or any person, trust or organization designated in such Participant's will.

     Board - The Board of Directors of Eaton.

     Change in Control - Shall be deemed to have occurred upon the occurrence of
(i) a change in the ownership of Eaton, (ii) a change in effective control of Eaton, or (iii) a change in the ownership of a substantial portion of the assets of Eaton. For purposes of this definition, except as provided below, a change in the ownership of a Eaton occurs on the date that any one (1) person, or more than one (1) person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of shares of Eaton that, together with shares held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the shares of Eaton. However, if any one (1) person, or more than one (1) person acting as a group, is considered to own more than fifty (50) percent of the total fair

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market value or total voting power of the shares of Eaton, the acquisition of additional shares by the same person or persons is not considered to cause a change in the ownership of Eaton (or to cause a change in the effective control of Eaton). An increase in the percentage of shares owned by any one (1) person, or persons acting as a group, as a result of a transaction in which Eaton acquires its shares in exchange for property will be treated as an acquisition of shares for purposes hereof. This shall apply only when there is a transfer of shares of Eaton (or issuance of shares of Eaton) and shares in Eaton remain outstanding after the transaction. A change in the effective control of Eaton occurs only on either of the following dates: (1) the date any one (1) person, or more than one (1) person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of Eaton possessing thirty (30) percent or more of the total voting power of the shares of Eaton; or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the individuals who had comprised the Board before the date of the appointment or election. A change in the ownership of a substantial portion of Eaton assets occurs on the date any one (1) person, or more than one (1) person acting as a group, acquired (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Eaton that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of Eaton immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Eaton, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Application of this definition shall be further subject to rules set forth in Treasury Regulation Section 1.409A-3(i) relating to persons acting as a group, transfers to related persons, and certain back-to-back arrangements.

     Code - Internal Revenue Code of 1986, as it may be amended from time to time.

     Committee - The Governance Committee of the Board or such other committee as the Board may from time to time designate for purposes of administration of the Plan.

     Common Share Retirement Deferred Fees - Retirement Deferred Fees that are converted into share units in accordance with Article VI.

     Deferred Fees - That portion of Fees deferred pursuant to the Plan.

     Eaton - Eaton Corporation, an Ohio corporation, and its corporate successors.

     Eaton Common Shares - The common shares of Eaton.

     Fees - Any amount payable to a Participant for services as a member of the Board or as Chair or a member of any committee of the Board.

     Interest Rate Retirement Deferred Fees - Retirement Deferred Fees that are credited with Treasury Note Based Interest in accordance with Article VI.


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     Participant - A member of the Board who is not an employee of Eaton and who elects to defer receipt of Fees under the Plan.

     Periodic Installments - Annual payments, over a period not to exceed 15 years, as elected by the Participant in accordance with the terms of the Plan, which are substantially equal in amount, or, in the case of Common Share Retirement Deferred Fees, substantially equal in the number of share units being valued and paid or the number of Eaton Common Shares being distributed, except that earnings attributable to periods following Retirement or Termination of Service as a Director shall be included with each payment.

     Plan - This 2005 Non-Employee Director Fee Deferral Plan pursuant to which Fees may be deferred for later payment, adopted December 8, 2004 and effective January 1, 2005, as set forth herein.

     Retirement - The Termination of Service as a Director of a Participant who has five (5) years of service as a member of the Board.

     Retirement Deferred Fees - That portion of Fees deferred for payment at Retirement or in Periodic Installments commencing at Retirement, as elected by the Participant in accordance with Article IV.

     Short-Term Deferred Fees - That portion of Fees deferred for payment as elected by the Participant in accordance with Article V.

     Termination and Change in Control - The Termination of Service as a Director of a Participant for any reason whatsoever prior to a Change in Control if there is a subsequent Change in Control or the Termination of Service as a Director of a Participant for any reason whatsoever during the two (2)-year period immediately following a Change in Control.

     Termination of Service as a Director - The time when a Participant shall no longer be a member of the Board, whether by reason of retirement, death, voluntary resignation, divestiture, removal (with or without cause), or disability.

     Treasury Bill Interest Equivalent - A rate of interest equal to the quarterly average yield of 13-week U.S. Government Treasury Bills.

     Treasury Note Based Interest - A rate of interest equal to the average yield of 10-year U.S. Government Treasury Notes plus 300 basis points.


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                              IV. ELECTION TO DEFER

     Section 4.01 Deferral Options. For each calendar year commencing with 2005, a Participant may elect to defer the receipt of all or part of his or her Fees as Short-Term Deferred Fees or Retirement Deferred Fees. Once a Participant has made an effective election, he or she may not thereafter change that election or change any allocation between Short-Term Deferred Fees or Retirement Deferred Fees.

     Section 4.02 Amount Deferred. Not less than ten (10) percent of Fees payable for any calendar year may be deferred under the Plan. If a Participant elects to allocate a portion of Fees to both Short-Term Deferred Fees and Retirement Deferred Fees, the amount allocated to each shall be not less than ten (10) percent of the Fees payable for any calendar year.

     Section 4.03 Election Deadline. To be in effect for a calendar year, a Participant's election must be completed, signed and filed with the Committee on or before December 31 of the immediately preceding calendar year, except that in the case of the first year in which a Participant becomes eligible to participate in the Plan, such election may be made with respect to services performed subsequent to the election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan.

     Section 4.04 Additional Terms. At the time the Participant elects to defer all or part of his or her Fees for a calendar year as Short-Term Deferred Compensation, the Participant shall also specify the year in which payment of such amount shall commence (which shall not be prior to the second year following the calendar year for which the Fees were deferred) and the method of payment selected from those permitted under Article V, provided that payment shall commence on or about March 15 of the specified year. At the time the Participant elects to defer all or part of his or her Fees for a calendar year as Retirement Deferred Fees, the Participant shall also specify that payment of such amounts be made in a lump sum or in Periodic Installments, including the term of such Periodic Installments, upon Retirement, provided that the date of payment or commencement shall be on or about March 15 of the year following the date of such Retirement, subject to the provisions of Section 6.06.

                           V. SHORT-TERM DEFERRED FEES

     If elected by a Participant, payment of the amount of Fees allocated to Short-Term Deferred Fees will be deferred. Short-Term Deferred Fees shall be credited to the Participant on the date such amount would have been distributed to him or her if there had been no valid deferral election by establishing an Account in the Participant's name. Treasury Bill Interest Equivalents shall be credited quarterly to the Participant's Short-Term Deferred Fees Account until such compensation is paid to the Participant. Short-Term Deferred Fees, together with credited Treasury Bill Interest Equivalents, shall be paid to the Participant in a lump sum or in not more than five annual installments, as elected by the Participant. Upon the death of a Participant prior to payment of such amounts, payment shall be made to his or her Beneficiary in a lump sum within ninety (90) days of the date of such death.


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                          VI. RETIREMENT DEFERRED FEES

     Section 6.01 Duration. If elected by a Participant, payment of the amount of Fees allocated to Retirement Deferred Fees will be deferred to Retirement. Retirement Deferred Fees shall be credited to the Participant on the date such amount would have been distributed to him or her if there had been no valid deferral election by establishing an Account in the Participant's name.

     Section 6.02 Common Share Retirement Deferred Fees. Between fifty (50) percent and one hundred (100) percent, as elected by the Participant, of the amount allocated to Retirement Deferred Fees shall be credited to Common Share Retirement Deferred Fees, and the balance shall be credited to Interest Rate Retirement Deferred Fees.

     Common Share Retirement Deferred Fees shall be converted into a number of share units based upon the average of the mean prices for Eaton Common Shares for the twenty trading days of the New York Stock Exchange during which Eaton Common Shares were traded immediately preceding the end of the calendar quarter in which the Fees to be deferred were earned. For purposes of the Plan, "mean price" shall be the mean of the highest and lowest selling prices for Eaton Common Shares quoted on the New York Stock Exchange on the relevant trading day. On each Eaton Common Share dividend payment date, dividend equivalents equal to the actual Eaton Common Share dividends paid shall be credited to the share units in the Participant's Account, and shall in turn be converted into share units utilizing the mean price for Eaton Common Shares on the dividend payment date.

     Upon payment of Common Share Retirement Deferred Fees in Eaton Common Shares, the share units standing to the Participant's credit shall be converted to the same number of Eaton Common Shares for distribution to the Participant.

     Section 6.03 Interest Rate Retirement Deferred Fees. Retirement Deferred Fees not credited to Common Share Retirement Deferred Fees shall be credited to Interest Rate Retirement Deferred Fees. Interest Rate Retirement Deferred Fees shall be credited to the Interest Rate Retirement Deferred Fees Account, which shall earn Treasury Note Based Interest, compounded quarterly, until paid.

     Section 6.04 Periodic Installments. In the event of the death of a Participant who has commenced receiving Periodic Installments, the entire remaining amount of his or her Retirement Deferred Fees shall be distributed to the Participant's Beneficiary. Such distribution shall be made in a lump sum within ninety (90) days of the date of such death.

     Section 6.05 Termination of Service as a Director. The Retirement Deferred Fees Account of a Participant whose Termination of Service as a Director occurs for reasons other than Retirement shall be distributed in a lump sum within sixty (60) days following the Participant's Termination of Service as a Director for reasons other than Retirement; subject, however, to the limitations set forth in Section 6.06.


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     Earnings shall be credited on undistributed Retirement Deferred Fees
Accounts, and annual installment payments shall be adjusted to reflect such additional earnings, based on the remaining number of installment payments to be distributed and based on Treasury Note Based Interest, computed quarterly.

     Section 6.06 Limitations on Distribution. Notwithstanding any provision of the Plan to the contrary, Fees deferred under the Plan shall not be distributed earlier than the first to occur of the following:

     (a) separation from service as determined by the Secretary of the Treasury;

     (b) the date the Participant becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code);

     (c)  death of the Participant;

     (d) a specified time (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of such Fees;

     (e) to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of Eaton, or in the ownership of a substantial portion of the assets of Eaton; or

     (f) the occurrence of an unforeseeable emergency as defined in Section 409A(a)(2)(B)(ii) of the Code.

                         VII. AMENDMENT AND TERMINATION

     Section 7.01 Right to Amend or Terminate. Eaton fully expects to continue the Plan but it reserves the right, except as otherwise provided herein, at any time by action of the Committee, to modify, amend or terminate the Plan for any reason, including adverse changes in the federal tax laws. Notwithstanding the foregoing, upon the occurrence of a Change in Control, no amendment, modification or termination of the Plan shall, without the consent of any particular Participant, alter or impair any rights or obligations under the Plan with respect to that Participant.


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     Section 7.02 American Jobs Creation Act of 2004 and Transition Rules. The
Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by Eaton to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005, including as contemplated by Section 885(f) of the American Jobs Creation Act of 2004. Moreover, after January 1, 2007, and on or before December 31, 2007, and to the extent permitted by the Committee in accordance with terms set forth on an election form provided by the Committee, a Participant may make a change in a payment election as described in IRS Notice 2006-79, provided that with respect to an election to change a time and form of payment made after January 1, 2007 and on or before December 31, 2007, the election may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

     Section 7.03 Plan Termination in Connection with Change in Control. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his or her Beneficiary, pursuant to an irrevocable action taken by the Board within the thirty (30) days preceding a Change in Control. This Section 7.03 will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the "service recipient" (as defined under Treasury Regulation Section 1.409A-1(g)) immediately after the time of the Change in Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan within the meaning of Treasury Regulation Section 1.409A-1(c) (2) are terminated and liquidated with respect to each Participant who experienced the Change in Control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements. Solely for purposes of this Section 7.03, where the Change in Control event results from an asset purchase transaction, the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.

                              VIII. ADMINISTRATION

     The Plan shall be administered by the Committee. The Committee shall interpret the provisions of the Plan where necessary and may adopt procedures for the administration of the Plan which are consistent with the provisions of the Plan and any rules adopted by the Committee.

     Each Participant or Beneficiary must claim any benefit to which such Participant or Beneficiary may be entitled under the Plan by a written notification to the Committee. If a claim is denied, it must be denied within a reasonable period of time in a written notice stating the


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specific reasons for the denial. The claimant may have a review of the denial by the Committee by filing a written notice with the Committee within sixty (60) days after the notice of the denial of his or her claim. The written decision by the Committee with respect to the review must be given within one hundred and twenty (120) days after receipt of the written request.

     The determinations of the Committee shall be final and conclusive.

                      IX. TERMINATION AND CHANGE IN CONTROL

     Section 9.01 Termination and Change in Control. Notwithstanding anything herein to the contrary other than Section 6.06, upon the occurrence of a Termination and Change in Control, the Participants shall be entitled to receive from the Company the payments as provided in Section 9.02.

     Section 9.02 Payment Requirement. No later than the date a Participant makes an initial election under the Plan, the Participant shall select one of the payment alternatives set forth below with respect to the Participant's Account. The payment alternatives are as follows:

     (a) a Lump Sum Payment within thirty (30) days following the Termination and Change in Control;

     (b) payment in semiannual or annual payments, over a period not to exceed 15 years, as selected by the Participant at the time provided in the first paragraph of this Section 9.02, commencing within thirty (30) days following the Termination and Change in Control which are substantially equal in amount or in the number of share units being valued and paid or in the number of Eaton Common Shares being distributed, except that earnings attributable to periods following Termination and Change in Control shall be included with each payment.

Payment of such amounts shall be made to each such Participant in accordance with his or her selected alternative as provided in Section 9.02.

                                X. MISCELLANEOUS

     Section 10.01 Adjustments. In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or similar event affecting shares of the Company, the Committee shall equitably adjust the number of share units previously allocated to the Accounts of Participants as Common Share Retirement Deferred Fees.

     Section 10.02 Designation of Beneficiaries. Each Participant shall have the right, by written instruction to the Committee, on a form supplied by the Committee, to designate one or more primary and contingent Beneficiaries (and the proportion to be paid to each, if more than one is designated) to receive his or her Account balance upon his or her death. Any such designation shall be revocable by the Participant.


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     Section 10.03 Committee Actions. All actions of the Committee hereunder may be taken with or without a meeting, as permitted by law and by the Company's Amended Regulations.

     Section 10.04 Assignment. No benefit under the Plan shall be subject to anticipation, alienation, sale, transfer or encumbrance, and any attempt to do so shall be void. No benefit hereunder shall in any manner be liable for the debts, contracts, or liabilities of the person entitled to such benefits. During a Participant's lifetime, rights hereunder are exercisable only by the Participant or the Participant's guardian or legal representative. Notwithstanding the foregoing, nothing in this Section shall prohibit the transfer of any benefit by will or by the laws of descent and distribution or (if permitted by applicable regulations under Section 16(b) of the Securities Exchange Act) pursuant to a qualified domestic relations order, as defined under the Code and the Employee Retirement Income Security Act of 1974, as amended.

     Section 10.05 No Funding Required. The obligations of Eaton to make payments shall be a liability of Eaton to the Participant. Eaton shall not be required to maintain any separate fund or reserve, or purchase or acquire life insurance on a Participant's life, or otherwise segregate assets to assure that any particular asset of Eaton is available to make such payments by reason of Eaton's obligations hereunder. Nothing contained in the Plan shall be construed as creating a trust or other fiduciary relationship between Eaton and a Participant or any other person.

     Section 10.06 No Contract for Services. The Plan shall not be deemed to constitute a contract for services between Eaton and a Participant. Neither the execution of the Plan nor any action taken by Eaton, the Board or the Committee pursuant to the Plan shall confer on a Participant any legal right to be continued as a member of the Board or in any other capacity with Eaton whatsoever.

     Section 10.07 Governing Law. The Plan shall be construed and governed in accordance with the law of the State of Ohio to the extent not covered by Federal law.

     Section 10.08 Effective Date. The Plan was adopted by the Board on December 8, 2004, effective January 1, 2005, and is amended and restated effective January 1, 2008, as set forth herein.

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                              APPROVAL AND ADOPTION

The 2005 Non-Employee Director Fee Deferral Plan, as amended and restated in the form attached hereto, is hereby approved and adopted.


-------------------------------------       Date: October 27, 2007
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